HomeTrust Bancshares, Inc. Reports Financial Results For The Second Quarter Of Fiscal 2020

ASHEVILLE, N.C., January 29, 2020 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the second quarter of fiscal 2020 increased 14.3% to $9.2 million, or $0.52 per diluted share compared to $8.0 million, or $0.43 per diluted share for the same period a year ago. Net income increased 13.7% to $18.0 million, or $1.01 per diluted share for the six months ended December 31, 2019, compared to $15.8 million, or $0.84 per diluted share for the first six months of fiscal year 2019. Earnings for the three and six months ended December 31, 2019 included a $958,000 after tax gain from the sale of $154.9 million in one-to-four family loans previously reported as held for sale to shift the Company's loan mix and lower its loan to deposit ratio.
Highlights for the quarter ended December 31, 2019 compared to the corresponding quarter in the previous year are as follows:

•	return on assets ("ROA") increased 7.4% to 1.02% from 0.95%;

•	return on equity ("ROE") increased 13.3% to 8.87% from 7.83%;

•	noninterest income increased $4.0 million, or 78.4% to $9.1 million from $5.1 million;

•	noninterest income net of the gain on the previously discussed loan sale increased $2.7 million, or 52.9% to $7.8 million from $5.1 million;

•
organic net loan growth, which excludes one-to-four family loans transferred to held for sale and purchases of home equity lines of credit, was $41.4 million, or 6.9% annualized compared to $57.3 million, or 9.4% annualized;

•	gain on sale of Small Business Administration ("SBA") loans increased $742,000, or 251.3% to $1.0 million from $295,000;

•	207,261 shares were repurchased during the quarter at an average price of $26.15 per share; and

•	quarterly cash dividends increased 16.7% to $0.07 per share totaling $1.2 million.
Highlights for the six months ended December 31, 2019 compared to the corresponding period in the previous year are as follows:

•	ROA increased 5.3% to 1.00% from 0.95%;

•	ROE increased 13.4% to 8.72% from 7.69%;

•	noninterest income increased $6.0 million, or 56.4% to $16.7 million from $10.7 million;

•	noninterest income net of the gain on the previously discussed loan sale increased $4.7 million, or 44.3% to $15.4 million from $10.7 million;

•	organic net loan growth was $114.4 million, or 8.8% compared to $134.1 million, or 11.4%;

•	gain on sale of SBA loans increased $871,000, or 73.0% to $2.1 million from $1.2 million;

•	total deposits increased $230.5 million, or 9.9% to $2.6 billion from $2.3 billion; and

•	396,421 shares of common stock were repurchased during the period at an average price of $25.78 per share.
“Despite the industry wide pressure from the interest rate environment, we have continued to deliver strong results through the first half of fiscal 2020," said Dana Stonestreet, Chairman, President, and Chief Executive Officer. "I could not be prouder of our talented and dedicated HomeTrust team that continues to take all our existing and new SBA and equipment finance lines of business to higher performing levels. In the second half of fiscal 2020, we look forward to the conversion of our core technology system to improve customer experience, operational efficiencies, and scalability. Keeping our infrastructure strong is critical to our continued growth and sustainability as we execute our strategic plan to increase revenues, earnings per share and shareholder value."
Income Statement Review
Net interest income decreased slightly to $27.0 million for the quarter ended December 31, 2019, compared to $27.1 million for the comparative quarter in fiscal 2019. The $67,000, or 0.2% decrease was due to a $1.5 million increase in interest and dividend income primarily driven by an increase in average interest-earning assets, which was more than offset by a $1.6 million increase in interest expense. Average interest-earning assets increased $219.6 million, or 7.0% to $3.3 billion for the quarter ended December 31, 2019 compared to $3.1 billion for the corresponding quarter in fiscal 2019. For the quarter ended December 31, 2019, the average balance of total loans receivable increased $172.3 million, or 6.6% compared to the same quarter last year primarily due to organic loan growth. The average balance of commercial paper and deposits in other banks increased $33.2 million, or 10.6% between the periods driven by increases in commercial paper investments. The average balance in securities available for sale increased $13.8 million, or 9.1%, which was primarily driven by the purchase of shorter-term corporate bonds. These increases were mainly funded by a portion of the $204.2 million, or 7.9% increase in average interest-bearing liabilities, as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended December 31, 2019 decreased to 3.27% from 3.51% for the same period a year ago.
Total interest and dividend income increased $1.5 million, or 4.3% for the three months ended December 31, 2019 as compared to the same period last year, which was primarily driven by a $1.6 million, or 5.2% increase in loan interest income and a $217,000, or 24.8% increase in interest income from securities available for sale which was partially offset by a $242,000, or 23.9% decrease in other investment income. The additional loan interest income was primarily driven by an increase in the average balance of loans receivable partially offset by a decrease in loan yields. Average loan yields decreased six basis points to 4.66% for the quarter ended December 31, 2019 from 4.72% in the corresponding quarter last year. For the quarters ended December 31, 2019 and 2018, average loan yields included five and 13 basis points, respectively, from the accretion of purchase discounts on acquired loans. The incremental accretion and the impact to the yield on loans may change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the purchase discount for acquired loans decreases. The total purchase discount for acquired loans was $5.9 million at December 31, 2019, compared to $6.7 million at June 30, 2019, and $7.7 million at December 31, 2018.
Total interest expense increased $1.6 million, or 21.4% for the quarter ended December 31, 2019 compared to the same period last year. The increase was driven by a $2.7 million, or 75.2% increase in deposit interest expense partially offset by a $1.2 million, or 31.2% decrease in interest expense on borrowings. The additional deposit interest expense was a result of our continued focus on increasing deposits as the average balance of interest-bearing deposits increased $272.5 million, or 14.2% along with a 41 basis point increase in the average cost of interest-bearing deposits for the quarter ended December 31, 2019 compared to the same quarter last year. Average borrowings for the quarter ended December 31, 2019 decreased $68.3 million, or 10.1% along with a 51 basis point decrease in the average cost of borrowings compared to the same period last year. Borrowings were paid down utilizing proceeds from the previously mentioned one-to-four family loan sale. The decrease in the average cost of borrowing was driven by the lower federal funds rate during the current quarter compared to the prior year. The overall average cost of funds increased 14 basis points to 1.27% for the current quarter compared to 1.13% in the same quarter last year due primarily to the impact of the deposit market interest rate increases on our interest-bearing liabilities.
Net interest income increased to $54.1 million for the six months ended December 31, 2019, compared to $53.4 million for the comparative period in fiscal 2019. The $734,000, or 1.4% increase was due to a $5.5 million increase in interest and dividend income primarily driven by an increase in average interest-earning assets, which was partially offset by a $4.7 million increase in interest expense. Average interest-earning assets increased $220.3 million, or 7.1% to $3.3 billion for the six months ended December 31, 2019 compared to $3.1 billion for the corresponding period in fiscal 2019. For the six months ended December 31, 2019, the average balance of total loans receivable increased $181.9 million, or 7.0% compared to the same period last year primarily due to organic loan growth. The average balance of commercial paper and deposits in other banks increased $37.5 million, or 11.8% between the periods driven by increases in commercial paper investments. These increases were primarily funded by the $221.8 million, or 8.7% increase in average interest-bearing liabilities, as compared to the same six month period last year. Net interest margin (on a fully taxable-equivalent basis) for the six months ended December 31, 2019 decreased to 3.30% from 3.48% for the same period a year ago.
Total interest and dividend income increased $5.5 million, or 8.2% for the six months ended December 31, 2019 as compared to the same period last year, which was primarily driven by a $5.1 million, or 8.6% increase in loan interest income, a $257,000, or 14.8% increase in interest income from securities available for sale, and a $342,000, or 8.9% increase in interest income from commercial paper and interest-bearing deposits, which was partially offset by a $249,000, or 13.4% decrease in other investment income. The additional loan interest income was driven by increases in both the average balance of loans receivable and loan yields compared to the prior year. Average loan yields increased seven basis points to 4.70% for the six months ended December 31, 2019 from 4.63% in the corresponding period last year. For the six months ended December 31, 2019 and 2018, average loan yields included six and nine basis points, respectively, from the accretion of purchase discounts on acquired loans.
Total interest expense increased $4.7 million, or 35.5% for the six months ended December 31, 2019 compared to the same period last year. The increase was driven by a $5.8 million, or 91.5% increase in deposit interest expense partially offset by a $1.1 million, or 15.7% decrease in interest expense on borrowings. The additional deposit interest expense was a result of a $237.2 million, or 12.5% increase in the average balance of interest-bearing deposits along with a 47 basis point increase in the average cost of those deposits for the six months ended December 31, 2019 as compared to the same period last year. Average borrowings for the six months ended December 31, 2019 decreased $15.4 million, or 2.3% along with a 29 basis point decrease in the average cost of borrowings compared to the same period last year. The overall cost of funds increased 26 basis points to 1.30% for the six months ended December 31, 2019 compared to 1.04% in the corresponding period last year.
Noninterest income increased $4.0 million, or 78.4% to $9.1 million for the three months ended December 31, 2019 from $5.1 million for the same period in the previous year primarily due a $2.8 million, or 300.0% increase in the gain on sale of loans held for sale, as well as a $576,000, 195.3% increase in loan income and fees, and a $565,000, or 75.4% increase in other noninterest income. The increase in the gain on sale of loans held for sale was a result of the previously discussed one-to-four family loans sold during the quarter which resulted in a non-recurring $1.3 million gain. In addition, $57.8 million of residential mortgage loans originated for sale were sold with gains of $1.5 million compared to $24.9 million sold and gains of $649,000 in the corresponding quarter in the prior year. During the quarter ended December 31, 2019, $16.5 million of the guaranteed portion of SBA commercial loans were sold with gains of $1.0 million compared to $4.8 million sold and gains of $295,000 in the corresponding quarter in the prior year. The $576,000, 194.8% increase for the quarter in loan income and fees is primarily a result of our adjustable rate conversion program and prepayment fees on equipment finance loans. The $565,000, or 75.5% increase in other noninterest income primarily related to operating lease income from the new equipment finance line of business.
Noninterest income increased $6.0 million, or 56.4% to $16.7 million for the six months ended December 31, 2019 from $10.7 million for the same period in the previous year primarily due to a $3.5 million, or 132.4% increase in the gain on sale of loans held for sale, a $1.1 million, or 181.4% increase in loan income and fees, and a $1.2 million, or 85.9% increase in other noninterest income. In addition to the previously mentioned non-recurring gain on the sale of one-to-four family loans, $103.2 million of residential mortgage loans sold with gains of $2.8 million for the six months ended December 31, 2019, compared to $56.5 million sold and gains of $1.4 million in the corresponding period in the prior year. During the six months ended December 31, 2019, $29.2 million of SBA commercial loans were sold with recorded gains of $2.1 million compared to $17.2 million sold and gains of $1.2 million in the corresponding period in the prior year. The increase in loan income and fees is primarily a result of our adjustable rate conversion program and prepayment fees on equipment finance loans. The increase in other noninterest income primarily related to operating lease income from the equipment finance line of business.
Noninterest expense for the three months ended December 31, 2019 increased $2.2 million, or 10.0% to $24.0 million compared to $21.9 million for the three months ended December 31, 2018. The increase was primarily due to a $1.3 million, or 10.2% increase in salaries and employee benefits as a result of new positions and annual salary increases; an $891,000, or 36.7% increase in other expenses, mainly driven by depreciation from our equipment finance line of business and expenses related to our upcoming core system conversion; a $239,000, or 59.5% increase in marketing and advertising expense, which was used to promote deposit growth and other banking products; a $112,000, or 46.2% increase in real estate owned ("REO") related expenses as a result of higher pre foreclosure expenses during the quarter, and a $90,000, or 4.7% increase in computer services. Partially offsetting these increases was a decrease of $323,000, or 96.4% in deposit insurance premiums as a result of credits issued by the Federal Deposit Insurance Corporation ("FDIC") and a $153,000, or 29.1% decrease in core deposit intangible amortization for the three months ended December 31, 2019 compared to the same period last year.
Noninterest expense for the six months ended December 31, 2019 increased $3.8 million, or 8.8% to $47.6 million compared to $43.7 million for the six months ended December 31, 2018. The increase was primarily due to a $2.5 million, or 9.9% increase in salaries and employee benefits; a $1.4 million, or 27.8% increase in other expenses, mainly driven by depreciation from our equipment finance line of business; a $501,000, or 61.2% increase in marketing and advertising expense; and a $265,000, or 7.1% increase in computer services. Partially offsetting these increases was a decrease of $627,000, or 98.1% in deposit insurance premiums and a $308,000, or 28.2% decrease in core deposit intangible amortization for the six months ended December 31, 2019 compared to the same period last year.
For the three months ended December 31, 2019, the Company's income tax expense increased $189,000, or 8.3% to $2.5 million from $2.3 million for the corresponding quarter in the previous year as a result of higher taxable income. The effective tax rate for the three months ended December 31, 2019 and 2018 was 21.2% and 22.1%, respectively.
For the six months ended December 31, 2019, the Company's income tax expense increased $373,000, or 8.3% to $4.9 million from $4.5 million for the corresponding period in the previous year as a result of higher taxable income. The effective tax rate for the three months ended December 31, 2019 and 2018 was 21.3% and 22.1%, respectively.
Balance Sheet Review
Total assets and liabilities remained relatively level at $3.5 and $3.1 billion, respectively, at December 31, 2019 compared to June 30, 2019. The funds received from the $154.9 million in one-to-four family loans sold and deposit growth of $230.5 million, or 9.9% were used to pay down $245.0 million, or 36.0% of borrowings, fund the $41.6 million, or 7.8% net increase in cash and cash equivalents, commercial paper, certificates of deposits in other banks, securities available for sale, and other investments at cost for the first six months of fiscal 2020. Loans held for sale include approximately $85.6 million in one-to-four family loans being marketed for sale. The Company is selling these lower rate one-to-four family loans to decrease its loan to deposit ratio while increasing its net interest margin over time. Excluding these one-to-four family loans, loans held for sale increased $14.3 million primarily from $17.3 million of home equity loans originated for sale during the period. Deferred income taxes decreased $4.5 million, or 16.8% to $22.1 million at December 31, 2019 from $26.5 million at June 30, 2019 due to the use of net operating loss carryforwards.
As of July 1, 2019, the Company adopted the new lease accounting standard, which drove several changes on the balance sheet. Land totaling $2.1 million related to the Company's one finance lease (f/k/a capital lease) was reclassed from premises and equipment, net to other assets as a right of use ("ROU") asset and the corresponding liability was reclassed from a separate line on the balance sheet to other liabilities as a lease liability. As of December 31, 2019, the Company has $4.8 million in ROU assets and corresponding lease liabilities, which are maintained in other assets and other liabilities, respectively.
Stockholders' equity at December 31, 2019 increased $8.1 million, or 2.0% to $417.0 million compared to $408.9 million at June 30, 2019. Changes within stockholders' equity included $18.0 million in net income and $1.6 million in stock-based compensation, partially offset by 396,421 shares of common stock repurchased at an average cost of $25.78, or approximately $10.2 million in total, and $2.2 million related to cash dividends declared. As of December 31, 2019, HomeTrust Bank and the Company were considered "well capitalized" in accordance with their regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The allowance for loan losses was $22.0 million, or 0.86% of total loans, at December 31, 2019 compared to $21.4 million, or 0.79% of total loans, at June 30, 2019. The allowance for loan losses to total gross loans excluding acquired loans was 0.92% at December 31, 2019, compared to 0.85% at June 30, 2019. The increase in the ratio of allowance for loan losses to gross loans was driven by approximately $154.9 million of one-to-four family loans being sold, $85.6 million one-to-four loans being transferred to loans held for sale from total loans, and a $602,000 increase in the allowance for loan losses from a $400,000 provision for loan losses and $202,000 in net loan recoveries. The increase in the allowance was mainly driven by one large commercial real estate loan relationship that was moved to nonaccrual during the quarter which resulted in approximately $1.1 million combination of charge-offs and impairments.
There was a $400,000 provision for loan losses for the six months ended December 31, 2019, compared to no provision for the corresponding period in fiscal year 2019. Net loan recoveries totaled $202,000 for the six months ended December 31, 2019, compared to $359,000 for the same period in fiscal year 2019. Net recoveries as a percentage of average loans were (0.01)% and (0.03)% for the six months ended December 31, 2019 and 2018, respectively.
Nonperforming assets increased by $2.4 million, or 18.5% to $15.7 million, or 0.45% of total assets, at December 31, 2019 compared to $13.3 million, or 0.40% of total assets at June 30, 2019. Nonperforming assets included $14.3 million in nonaccruing loans and $1.5 million in REO at December 31, 2019, compared to $10.4 million and $2.9 million, in nonaccruing loans and REO, respectively, at June 30, 2019. The increase in nonaccruing loans primarily relates to the previously discussed commercial real estate loan relationship that was moved to nonaccrual during the quarter. Included in nonperforming loans are $7.3 million of loans restructured from their original terms of which $5.8 million were current at December 31, 2019, with respect to their modified payment terms. Purchased impaired loans aggregating $1.2 million obtained through prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations. Nonperforming loans to total loans was 0.56% at December 31, 2019 and 0.38% at June 30, 2019.
The ratio of classified assets to total assets increased to 0.90% at December 31, 2019 from 0.89% at June 30, 2019. Classified assets increased to $31.4 million at December 31, 2019 compared to $30.9 million at June 30, 2019. Our overall asset quality metrics continue to demonstrate our commitment to growing and maintaining a loan portfolio with a moderate risk profile.

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of December 31, 2019, the Company had assets of $3.5 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 40 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 2nd largest community bank headquartered in North Carolina.
Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	December 31, 2019	September 30, 2019	June 30, 2019(1)	March 31, 2019	December 31, 2018
Assets
Cash	$47,213	$52,082	$40,909	$40,633	$44,425
Interest-bearing deposits	41,705	65,011	30,134	37,678	26,881
Cash and cash equivalents	88,918	117,093	71,043	78,311	71,306
Commercial paper	253,794	254,302	241,446	246,903	239,286
Certificates of deposit in other banks	47,628	50,117	52,005	56,209	51,936
Securities available for sale, at fair value	146,022	165,714	121,786	139,112	149,752
Other investments, at cost	36,898	45,900	45,378	51,122	44,858
Loans held for sale	118,055	289,319	18,175	14,745	13,095
Total loans, net of deferred loan fees	2,554,541	2,508,730	2,705,190	2,660,647	2,632,231
Allowance for loan losses	(22,031)	(21,314)	(21,429)	(24,416)	(21,419)
Net loans	2,532,510	2,487,416	2,683,761	2,636,231	2,610,812
Premises and equipment, net	58,020	58,509	61,051	60,559	66,610
Accrued interest receivable	9,714	10,434	10,533	10,885	10,372
Real estate owned ("REO")	1,451	2,582	2,929	3,003	2,955
Deferred income taxes	22,066	24,257	26,523	28,832	28,533
Bank owned life insurance ("BOLI")	91,048	90,499	90,254	89,663	89,156
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles	1,715	2,088	2,499	2,948	3,436
Other assets	36,755	31,441	23,157	13,576	5,354
Total Assets	$3,470,232	$3,655,309	$3,476,178	$3,457,737	$3,413,099
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,557,769	$2,494,194	$2,327,257	$2,308,395	$2,258,069
Borrowings	435,000	685,000	680,000	680,000	688,000
Other liabilities	60,468	63,047	60,025	62,112	56,060
Total liabilities	3,053,237	3,242,241	3,067,282	3,050,507	3,002,129
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	177	178	180	183	185
Additional paid in capital	182,366	186,359	190,315	196,824	203,660
Retained earnings	240,312	232,315	224,545	217,490	215,289
Unearned Employee Stock Ownership Plan ("ESOP") shares	(6,612)	(6,744)	(6,877)	(7,009)	(7,142)
Accumulated other comprehensive income (loss)	752	960	733	(258)	(1,022)
Total stockholders' equity	416,995	413,068	408,896	407,230	410,970
Total Liabilities and Stockholders' Equity	$3,470,232	$3,655,309	$3,476,178	$3,457,737	$3,413,099
_________________________________

(1)	Derived from audited financial statements.

(2)
Shares of common stock issued and outstanding were 17,664,384 at December 31, 2019; 17,818,145 at September 30, 2019; 17,984,105 at June 30, 2019; 18,265,535 at March 31, 2019; and 18,520,825 at December 31, 2018.

Consolidated Statement of Income (Unaudited)

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2019	2019	2018	2019	2018
Interest and Dividend Income
Loans	$32,119	$32,266	$30,544	$64,385	$59,272
Commercial paper and interest-bearing deposits	1,912	2,253	1,966	4,165	3,823
Securities available for sale	1,093	896	876	1,989	1,732
Other investments	772	832	1,014	1,604	1,853
Total interest and dividend income	35,896	36,247	34,400	72,143	66,680
Interest Expense
Deposits	6,321	5,853	3,607	12,174	6,357
Borrowings	2,541	3,321	3,692	5,862	6,950
Total interest expense	8,862	9,174	7,299	18,036	13,307
Net Interest Income	27,034	27,073	27,101	54,107	53,373
Provision for Loan Losses	400	—	—	400	—
Net Interest Income after Provision for Loan Losses	26,634	27,073	27,101	53,707	53,373
Noninterest Income
Service charges and fees on deposit accounts	2,605	2,443	2,577	5,048	4,978
Loan income and fees	871	882	295	1,753	623
Gain on sale of loans held for sale	3,775	2,299	944	6,074	2,614
BOLI income	509	697	520	1,206	1,056
Other, net	1,314	1,339	749	2,653	1,427
Total noninterest income	9,074	7,660	5,085	16,734	10,698
Noninterest Expense
Salaries and employee benefits	14,170	13,912	12,857	28,082	25,542
Net occupancy expense	2,384	2,342	2,425	4,726	4,751
Computer services	1,985	2,024	1,895	4,009	3,744
Telephone, postage, and supplies	798	802	743	1,600	1,512
Marketing and advertising	641	679	402	1,320	819
Deposit insurance premiums	12	—	335	12	639
Loss (gain) on sale and impairment of REO	122	(19)	75	103	254
REO expense	238	258	173	496	348
Core deposit intangible amortization	373	411	526	784	1,092
Other	3,318	3,124	2,427	6,442	5,040
Total noninterest expense	24,041	23,533	21,858	47,574	43,741
Income Before Income Taxes	11,667	11,200	10,328	22,867	20,330
Income Tax Expense	2,476	2,396	2,287	4,872	4,499
Net Income	$9,191	$8,804	$8,041	$17,995	$15,831

Per Share Data

	Three Months Ended			Six months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Net income per common share:(1)
Basic	$0.54	$0.51	$0.45	$1.05	$0.88
Diluted	$0.52	$0.49	$0.43	$1.01	$0.84
Average shares outstanding:
Basic	16,906,457	17,097,647	17,797,553	17,002,052	17,961,465
Diluted	17,567,680	17,753,657	18,497,334	17,660,687	18,689,584
Book value per share at end of period	$23.61	$23.18	$22.19	$23.61	$22.19
Tangible book value per share at end of period (2)	$22.08	$21.65	$20.66	$22.08	$20.66
Cash dividends declared per common share	$0.07	$0.06	$0.06	$0.13	$0.06
Total shares outstanding at end of period	17,664,384	17,818,145	18,520,825	17,664,384	18,520,825
__________________________________________________

(1)	Basic and diluted net income per common share have been prepared in accordance with the two-class method.

(2)	See Non-GAAP reconciliation tables below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	1.02%	0.99%	0.95%	1.00%	0.95%
Return on equity (ratio of net income to average equity)	8.87	8.57	7.83	8.72	7.69
Tax equivalent yield on earning assets(2)	4.34	4.43	4.45	4.38	4.34
Rate paid on interest-bearing liabilities	1.27	1.33	1.13	1.30	1.04
Tax equivalent average interest rate spread (2)	3.07	3.10	3.32	3.08	3.30
Tax equivalent net interest margin(2) (3)	3.27	3.32	3.51	3.30	3.48
Average interest-earning assets to average interest-bearing liabilities	119.53	119.41	120.48	119.47	121.22
Operating expense to average total assets	2.66	2.64	2.59	2.65	2.61
Efficiency ratio	66.58	67.75	67.91	67.16	68.27
Efficiency ratio - adjusted (4)	66.05	67.20	67.32	66.62	67.67
_____________________________

(1)	Ratios are annualized where appropriate.

(2)	The weighted average rate for municipal leases is adjusted for a 24% combined federal and state tax rate, respectively since the interest from these leases is tax exempt.

(3)	Net interest income divided by average interest-earning assets.

(4)	See Non-GAAP reconciliation tables below for adjustments.

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Asset quality ratios:
Nonperforming assets to total assets(1)	0.45%	0.37%	0.38%	0.41%	0.37%
Nonperforming loans to total loans(1)	0.56	0.43	0.38	0.43	0.37
Total classified assets to total assets	0.90	0.84	0.89	1.00	0.97
Allowance for loan losses to nonperforming loans(1)	154.48	195.88	206.90	215.46	221.45
Allowance for loan losses to total loans	0.86	0.85	0.79	0.92	0.81
Allowance for loan losses to total gross loans excluding acquired loans(2)	0.92	0.92	0.85	0.99	0.89
Net charge-offs (recoveries) to average loans (annualized)	(0.05)	0.02	0.47	0.38	(0.07)
Capital ratios:
Equity to total assets at end of period	12.02%	11.30%	11.76%	11.78%	12.04%
Tangible equity to total tangible assets(2)	11.33	10.63	11.06	11.06	11.31
Average equity to average assets	11.52	11.54	11.72	11.93	12.20
__________________________________________

(1)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At December 31, 2019, there were $7.3 million of restructured loans included in nonaccruing loans and $7.6 million, or 53.0% of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired through bank acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(2)	See Non-GAAP reconciliation tables below for adjustments.

Average Balance Sheet Data

	For the Three Months Ended December 31,
	2019			2018
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,782,412	$32,409	4.66%	$2,610,117	$30,826	4.72%
Commercial paper and deposits in other banks	346,376	1,912	2.21%	313,158	1,965	2.51%
Securities available for sale	165,577	1,093	2.64%	151,788	876	2.31%
Other interest-earning assets(3)	44,398	772	6.95%	44,147	1,015	9.20%
Total interest-earning assets	3,338,763	36,186	4.34%	3,119,210	34,682	4.45%
Other assets	269,679			250,516
Total assets	$3,608,442			$3,369,726
Liabilities and equity:
Interest-bearing deposits:
Interest-bearing checking accounts	455,747	375	0.33%	465,418	302	0.26%
Money market accounts	785,374	2,083	1.06%	689,335	1,265	0.73%
Savings accounts	168,022	50	0.12%	196,434	63	0.13%
Certificate accounts	778,664	3,813	1.96%	564,112	1,977	1.40%
Total interest-bearing deposits	2,187,807	6,321	1.16%	1,915,299	3,607	0.75%
Borrowings	605,489	2,541	1.68%	673,783	3,692	2.19%
Total interest-bearing liabilities	2,793,296	8,862	1.27%	2,589,082	7,299	1.13%
Noninterest-bearing deposits	334,732			309,012
Other liabilities	65,812			60,689
Total liabilities	3,193,840			2,958,783
Stockholders' equity	414,602			410,943
Total liabilities and stockholders' equity	$3,608,442			$3,369,726

Net earning assets	$545,467			$530,128
Average interest-earning assets to
average interest-bearing liabilities	119.53%			120.48%
Tax-equivalent:
Net interest income		$27,324			$27,383
Interest rate spread			3.07%			3.32%
Net interest margin(4)			3.27%			3.51%
Non-tax-equivalent:
Net interest income		$27,034			$27,101
Interest rate spread			3.03%			3.28%
Net interest margin(4)			3.24%			3.48%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $290 and $282 for the three months ended December 31, 2019 and 2018, respectively, calculated based on a combined federal and state tax rate of 24%.
(3) The average other interest-earning assets consists of FRB stock, FHLB stock, and SBIC investments.
(4) Net interest income divided by average interest-earning assets.

	For the Six Months Ended December 31,
	2019			2018
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,766,022	$64,960	4.70%	$2,584,145	$59,837	4.63%
Commercial paper and deposits in other banks	354,750	4,165	2.35%	317,219	3,823	2.41%
Securities available for sale	152,143	1,989	2.61%	153,019	1,732	2.26%
Other interest-earning assets(3)	45,054	1,604	7.12%	43,302	1,853	8.56%
Total interest-earning assets	3,317,969	72,718	4.38%	3,097,685	67,245	4.34%
Other assets	267,028			248,084
Total assets	$3,584,997			$3,345,769
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	448,636	694	0.31%	462,657	571	0.25%
Money market accounts	752,178	3,844	1.02%	683,332	2,222	0.65%
Savings accounts	170,207	103	0.12%	202,362	131	0.13%
Certificate accounts	761,810	7,533	1.98%	547,310	3,433	1.25%
Total interest-bearing deposits	2,132,831	12,174	1.14%	1,895,661	6,357	0.67%
Borrowings	644,451	5,862	1.82%	659,821	6,950	2.11%
Total interest-bearing liabilities	2,777,282	18,036	1.30%	2,555,482	13,307	1.04%
Noninterest-bearing deposits	330,418			316,397
Other liabilities	64,456			61,985
Total liabilities	3,172,156			2,933,864
Stockholders' equity	412,841			411,905
Total liabilities and stockholders' equity	$3,584,997			$3,345,769

Net earning assets	$540,687			$542,203
Average interest-earning assets to
average interest-bearing liabilities	119.47%			121.22%
Tax-equivalent:
Net interest income		$54,682			$53,938
Interest rate spread			3.08%			3.30%
Net interest margin(4)			3.30%			3.48%
Non-tax-equivalent:
Net interest income		$54,108			$53,373
Interest rate spread			3.05%			3.26%
Net interest margin(4)			3.26%			3.45%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $574 and $565 for the six months ended December 31, 2019 and 2018, respectively, calculated based on a combined federal and state tax rate of 24%.
(3) The average other interest-earning assets consists of FRB stock, FHLB stock, and SBIC investments.
(4) Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Retail consumer loans:
One-to-four family	$417,255	$396,649	$660,591	$658,723	$661,374
HELOCs - originated	142,989	141,129	139.435	133,203	135,430
HELOCs - purchased	92,423	104,324	116,972	128,832	138,571
Construction and land/lots	71,901	85,319	80,602	76,153	74,507
Indirect auto finance	142,533	147,808	153,448	162,127	170,516
Consumer	11,102	11,400	11.416	19,374	13,520
Total retail consumer loans	878,203	886,629	1,162,464	1,178,412	1,193,918
Commercial loans:
Commercial real estate	998,019	990,787	927,261	892,383	904,357
Construction and development	223,839	203,494	210,916	214,511	198,738
Commercial and industrial	152,727	158,706	160,471	154,471	143,201
Equipment finance	185,427	154,479	132,058	109.175	81,380
Municipal leases	115,240	114,382	112,016	112,067	111,135
Total commercial loans	1,675,252	1,621,848	1,542,722	1,482,607	1,438,812
Total loans	2,553,455	2,508,477	2,705,186	2,661,019	2,632,730
Deferred loan costs (fees), net	1,086	253	4	(372)	(499)
Total loans, net of deferred loan fees	2,554,541	2,508,730	2,705,190	2,660,647	2,632,231
Allowance for loan losses	(22,031)	(21,314)	(21,429)	(24,416)	(21,419)
Loans, net	$2,532,510	$2,487,416	$2,683,761	$2,636,231	$2,610,812
Deposits

(Dollars in thousands)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Core deposits:
Noninterest-bearing accounts	$327,320	$327,371	$294,322	$301,083	$300,031
NOW accounts	457,428	449,623	452,295	477,637	474,080
Money market accounts	815,949	769,000	691,172	692,102	703,445
Savings accounts	167,520	169,872	177,278	192,754	192,954
Total core deposits	1,768,217	1,715,866	1,615,067	1,663,576	1,670,510
Certificates of deposit	789,552	778,328	712,190	644,819	587,559
Total deposits	$2,557,769	$2,494,194	$2,327,257	$2,308,395	$2,258,069

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended			Six Months Ended
(Dollars in thousands)	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Noninterest expense	$24,041	$23,533	$21,858	$47,574	$43,741

Net interest income	$27,034	$27,073	$27,101	$54,107	$53,373
Plus noninterest income	9,074	7,660	5,085	16,734	10,698
Plus tax equivalent adjustment	290	285	282	574	565
Net interest income plus noninterest income – as adjusted	$36,398	$35,018	$32,468	$71,415	$64,636
Efficiency ratio - adjusted	66.05%	67.20%	67.32%	66.62%	67.67%
Efficiency ratio	66.58%	67.75%	67.91%	67.16%	68.27%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Total stockholders' equity	$416,995	$413,068	$408,896	$407,230	$410,970
Less: goodwill, core deposit intangibles, net of taxes	26,959	27,246	27,562	27,908	28,284
Tangible book value (1)	$390,036	$385,822	$381,334	$379,322	$382,686
Common shares outstanding	17,664,384	17,818,145	17,984,105	18,265,535	18,520,825
Tangible book value per share	$22.08	$21.65	$21.20	$20.77	$20.66
Book value per share	$23.61	$23.18	$22.74	$22.29	$22.19
(1)    Tangible book value is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
	(Dollars in thousands)
Tangible equity(1)	$390,036	$385,822	$381,334	$379,322	$382,686
Total assets	3,470,232	3,655,309	3,476,178	3,457,737	3,413,099
Less: goodwill, core deposit intangibles, net of taxes	26,959	27,246	27,562	27,908	28,284
Total tangible assets(2)	$3,443,273	$3,628,063	$3,448,616	$3,429,829	$3,384,815
Tangible equity to tangible assets	11.33%	10.63%	11.06%	11.06%	11.31%
(1)    Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans (excluding net deferred loan fees) and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Total gross loans receivable (GAAP)	$2,553,455	$2,508,477	$2,705,186	$2,661,019	$2,632,730
Less: acquired loans	186,970	206,937	214,046	223,101	236,389
Adjusted loans (non-GAAP)	$2,366,485	$2,301,540	$2,491,140	$2,437,918	$2,396,341

Allowance for loan losses (GAAP)	$22,031	$21,314	$21,429	$24,416	$21,419
Less: allowance for loan losses on acquired loans	152	194	201	201	199
Adjusted allowance for loan losses	$21,879	$21,120	$21,228	$24,215	$21,220
Adjusted allowance for loan losses / Adjusted loans (non-GAAP)	0.92%	0.92%	0.85%	0.99%	0.89%